SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                   FORM U5S/A

                                 AMENDMENT NO. 1



                                  ANNUAL REPORT

                      For the Year Ended December 31, 2003






       Filed pursuant to the Public Utility Holding Company Act of 1935 by









                               AMEREN CORPORATION
                 1901 Chouteau Avenue, St. Louis, Missouri 63103


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     This Amendment No. 1 to Ameren Corporation  (Ameren) Form U5S Annual Report
     for the year ended December 31, 2003, is being filed to update Item 10 to include the financial statements of AmerenEnergy Medina Valley Cogen LLC that were not included in Ameren's Form U5S filed on April 29, 2003.


                                 Table of Contents

ITEM NUMBER                DESCRIPTION                             PAGE NUMBER

   10                  Financial Statements and Exhibits               51




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ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

H.   FINANCIAL STATEMENTS FOR EACH EWG OF THE REGISTERED
     HOLDING COMPANY

      H.5 Unaudited Financial Statements for AmerenEnergy Medina Valley Cogen LLC (filed confidentially on Form SE)





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SIGNATURE


     Ameren Corporation, a registered holding company, has duly caused this Amendment No. 1 to the Annual Report for the year ended December 31, 2003 to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                             AMEREN CORPORATION


                                             By: /s/ Martin J. Lyons, Jr.
                                                ---------------------------
                                                Martin J. Lyons, Jr.
                                                Vice President and Controller

July 1, 2004